Exhibit 99.1

News Release

Investor Contact:	Media Contact:

Bev Fleming 312-444-7811 Beverly_Fleming@ntrs.com	Doug Holt 312-557-1571 Doug_Holt@ntrs.com

http://www.northerntrust.com

Northern Trust Repurchases Warrant

Related to U.S. Capital Investment

Chicago, Aug. 26, 2009 – Northern Trust Corporation (Nasdaq: NTRS) announced today that it repurchased for $87 million the warrant issued to the U.S. Treasury to purchase approximately 3.8 million shares of common stock as part of the TARP Capital Purchase Program.

In June, Northern Trust repurchased the 1.576 million shares of its preferred stock which had been issued to the U.S. Treasury as part of the program.

With the repurchase of the warrant today, Northern Trust will have paid to the U.S. Treasury an aggregate of more than $1.709 billion, which includes the repurchase of the preferred stock and the warrant together with all dividends paid on the preferred stock. In aggregate, the Northern Trust payments represent a 14 percent annualized return on investment to the U.S. Treasury and taxpayers.

“We are pleased to have completed repurchase of the warrant, which is the final component of our participation in the Capital Purchase Program,” Northern Trust President and Chief Executive Officer Frederick H. Waddell said. “Although Northern Trust consistently has been a healthy bank, we participated in the Capital Purchase Program to support an important element of the government’s effort to stabilize the nation’s financial system at a critical time. We are grateful for the role taxpayers have played in the response to last year’s crisis and are gratified that our participation has provided an attractive return on taxpayers’ investment.”

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, banking solutions and fiduciary services for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has offices in 18 U.S. states and 15 international locations in North America, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2009, Northern Trust had assets under custody of US$3.2 trillion, and assets under investment management of US$558.9 billion. For 120 years, Northern Trust has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit www.northerntrust.com.